SPECTRAL CAPITAL ACQUISITON OF CRWDUNIT INC ACQUISITION AGREEMENT

Date: 10 September 2024

Parties:

•Spectral Capital Corporation. (“Purchaser”), a corporation incorporated under the laws of Washington with its principal place of business in Seattle, Washington.

•CrowdPoint Technologies Inc. (“Seller” or “Parent”), a corporation incorporated under the laws of Texas with its principal place of business in Austin, Texas.

•Crwdunit Inc. ("Target"), a wholly owned subsidiary of CrowdPoint Technologies Inc.

1. Transaction Overview

Spectral Capital Corp. will acquire 100% of the issued and outstanding shares of Crwdunit Inc., a subsidiary of CrowdPoint Technologies Inc., for a total purchase price of $15,000,000 USD, paid entirely through the issuance of Spectral Capital Corp. stock.

Additionally, Spectral Capital Corp. will acquire the Crwdunit Utility for the Quantization Mechanism, a proprietary worth measurement system that includes six coefficients used for measuring resources and ensuring performance metrics, as outlined below in Section 3.

2. Consideration

Purchase Price: The purchase price of $15,000,000 USD will be paid through the issuance of 3,750,000 shares of Spectral Capital Corp. common stock at a value of $4.00 USD per share.

Crwdunit Holders’ Rights: Current Crwdunit holders will retain their Crwdunit holdings post-acquisition and will also receive Quantum Value Units (QVUs) on a one-to-one basis with their Crwdunit holdings.

Issuance Responsibility and Timeline: CrowdPoint Technologies Inc. will be responsible for the issuance of both the Crwdunits and the QVUs to the current Crwdunit holders. The issuance of QVUs will occur within 14 days of the execution of the definitive acquisition agreement. In the event of delays, CrowdPoint Technologies Inc. will notify the holders within five (5) business days, and an additional grace period of 14 days will be granted before penalties or compensation for holders will apply.

The issuance of shares and QVUs has defined timelines, but in the event of delays, CrowdPoint Technologies Inc. will notify Spectral Capital Corp. within five (5) business days, and an additional grace period of up to 14 days will be granted. Should the deadlines continue to be unmet, CrowdPoint Technologies Inc. may extend the grace period by an additional 30 days upon further notice to Spectral Capital Corp. before penalties or compensation for holders will apply.

3. Crwdunit Utility & Quantization Mechanism

Spectral Capital Corp. will acquire exclusive rights to the Crwdunit Utility’s Quantization Mechanism, which includes the following six key performance metrics, all measured and reported monthly:

1.Quantization: Objective measurement of workload efficiency, calculated by system throughput (number of tasks processed) against system capacity.

2.CPU: Measurement of computational power usage as a percentage of available capacity, calculated by actual CPU time used per task.

3.Memory: Measurement of memory consumption, expressed as a percentage of total memory available, calculated hourly.

4.Storage: Measurement of storage usage, expressed as the percentage of allocated storage space, reviewed weekly for data consistency and efficiency.

5.Bandwidth: Measurement of data transfer rates, calculated by monitoring peak and average usage during 24-hour intervals.

6.Uptime: Measurement of server uptime, ensuring a target of 99.999% uptime. Calculation will be based on system logs and includes maintenance windows agreed upon by both parties. Uptime results will be reported quarterly.

Regular reporting (monthly or quarterly depending on the metric) is critical. CrowdPoint Technologies Inc. will assist Spectral Capital Corp. in ensuring adequate systems are in place for tracking, monitoring, and ensuring compliance with these metrics. This will be achieved by leveraging the AI Actuary technology from CrowdPoint Technologies to enhance the tracking, monitoring, and compliance processes for each of the six key performance metrics outlined in this agreement.

4. Quantum Value Units (QVUs)

The Quantum Value Unit (QVU) will act as a utility tracking system for 48 reporting commodities, measuring the amount of specific commodities currently in transit and under the custodianship of the Management of IBA, a San Marino company and wholly owned subsidiary of Spectral Capital Corp. The accurate measurement and transparent reporting of QVUs will comply with all applicable securities laws.

QVUs will be issued to Crwdunit holders within 14 days of the definitive agreement, with a 14-day grace period if there are unavoidable delays. Spectral Capital Corp. will be responsible for ensuring accurate measurement and transparent reporting of QVUs under applicable securities laws.

5. Conditions Precedent

The following conditions must be met prior to the closing of the transaction:

1.Approval by the boards of directors of Spectral Capital Corp. and CrowdPoint Technologies Inc.

2.All necessary regulatory approvals and compliance with applicable securities and commercial laws.

3.Completion of satisfactory due diligence by both parties, including financial, legal, technical, and operational audits.

4.Execution of all necessary legal agreements, including those governing the transfer of the Crwdunit Utility and Quantization Mechanism intellectual property.

5.Confirmation that all Crwdunit holders have been duly notified and rights have been protected according to this term sheet.

6. Closing Date

The closing of the transaction is expected to occur within 60 days of signing this term sheet, subject to the satisfaction of all conditions precedent. A delay of up to 30 days may be permitted in case of regulatory hurdles, after which either party may choose to terminate the agreement under the provisions in Section 11.

7. Representations and Warranties

Both Spectral Capital Corp. and CrowdPoint Technologies Inc. will provide the following representations and warranties, among others:

1.Each party has the requisite power and authority to enter into and perform the terms of this agreement.

2.The shares to be issued by Spectral Capital Corp. will be duly authorized, validly issued, fully paid, and non-assessable and will be delivered under Rule 144 with a two-year restriction period, compliant with applicable securities laws. Shares will be released in increments every six (6) months.

3.The Quantization Mechanism, including any intellectual property, will be transferred free of any encumbrances, liens, or claims by third parties.

4.Intellectual property rights, including those related to the Quantization Mechanism, must be transferred free of any encumbrances, liens, or third-party claims. Both Spectral Capital Corp. and CrowdPoint Technologies Inc. agree to conduct a full review of any existing intellectual property claims, liens, or pending litigation before the transfer of such rights to ensure a clean and unencumbered transition of ownership.

8. Indemnification

Each party agrees to indemnify, defend, and hold the other harmless from and against any and all liabilities, losses, damages, or expenses (including reasonable attorneys' fees) arising from:

1.Any breach of representation, warranty, or covenant made in this agreement.

2.Any claims related to intellectual property infringement or legal challenges arising from the use or transfer of the Quantization Mechanism.

Indemnifications will survive for three (3) years post-closing, except for intellectual property claims, which will survive for five (5) years.

9. Governing Law and Dispute Resolution

This agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to its conflict of laws principles.

Any disputes arising under this term sheet will be resolved through arbitration under the rules of the American Arbitration Association (AAA), with the venue in Seattle, Washington. Each party will bear its own costs for arbitration.

10. Confidentiality

Both parties agree to maintain the confidentiality of this term sheet and the details of the proposed transaction, except as may be required by law or as mutually agreed upon in writing.

11. Termination

This term sheet may be terminated by either party upon written notice to the other, prior to the execution of a definitive agreement, without liability.

If either party fails to meet the conditions precedent or a material breach occurs during the negotiation period, the other party may terminate the agreement without further obligation, subject to any costs or expenses incurred in reliance on this term sheet.

12. Post-Acquisition Transition Plan

The CrowdPoint Management team will oversee the transition period, ensuring the seamless integration of Crwdunit Inc. and the Quantization Mechanism into Spectral Capital's operations.

This process will occur in accordance with a detailed timeline that includes technology transfer and service continuity milestones. Key tasks must be completed within 120 days post-closing, and regular reports will be provided to both management teams.

13. Non-Binding Agreement

Except for the sections on confidentiality, indemnification, and governing law, this term sheet is non-binding and serves as a framework for the preparation of a definitive acquisition agreement.

14. Other Considerations

There are no regulatory considerations beyond those that are normal and ordinary for this type of transaction. No fees or penalties will apply for termination of this agreement prior to the execution of a definitive acquisition agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Spectral Capital		CrowdPoint Technologies Inc

By		By
Name	Sean Michael Brehm	Name	Nadab U Akhtar
Title	Chairman	Title	President
Date	10 September 2024	Date	10 September 2024